Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use of our report dated February 14, 2002, with respect to the consolidated balance sheets of Pillowtex Corporation as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference.

KPMG LLP

Charlotte, North Carolina
June 24, 2002